Exhibit 99.1
PRESS RELEASE

PCA Engaged in Discussions With Bondholders Committee Regarding Financial Restructuring
MATTHEWS, N.C., June 21 /PRNewswire/ — Portrait Corporation of America, Inc. (“PCA” or the “Company”) today announced that it is engaged in discussions regarding a potential financial restructuring with representatives of certain holders of its 11.875% senior notes due 2009 (the “Notes”). The Notes represented approximately $165 million, or 59.5%, of the Company’s outstanding debt as of January 29, 2006. The Company has engaged Berenson & Co. and Cadwalader, Wickersham & Taft LLP, to act as its financial adviser and special legal counsel, respectively. Peter J. Solomon & Co. and Stroock & Stroock & Lavan LLP, have been engaged, at the Company’s expense, as financial adviser and special legal counsel, respectively, to assist the representatives of the holders of the Notes in evaluating the Company’s financial alternatives.
About Portrait Corporation of America, Inc.
PCA is the largest operator of retail portrait studios in North America and one of the largest providers of professional portrait photography products and services in North America based on sales and number of customers. Operating under the trade name Wal-Mart Portrait Studios, PCA is the sole portrait photography provider for Wal-Mart Stores, Inc. As of January 29, 2006, PCA operated 2,492 permanent portrait studios in Wal-Mart discount stores and supercenters worldwide.
Forward Looking Statements
     This press release contains forward-looking statements, including statements regarding the Company’s discussions with representatives of the holders of the Notes, and hopes of being able to reach an agreement regarding a potential restructuring of a significant portion of its total indebtedness. Any such restructuring would be subject to a number of conditions and approvals and, as a result, there can be no assurance that the Company will be able to reach an agreement in principle or complete any possible restructuring. Additional risks and uncertainties that could cause the Company’s actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to, the following: risks associated with the Company’s substantial indebtedness, leverage, debt service, liquidity and the ability to obtain other sources of financing and/or restructure the Company’s debt; risks associated with management’s ability to successfully design and implement a plan to improve results of operations; risks associated with digital photographic technology; risks associated with the Company’s ability to extend payment terms with its vendors; risks associated with operating in countries outside the U.S.; risks associated with the Company’s relationship with Wal-Mart, the Company’s principal business relationship; performance of the Company’s new or existing studios and their future operating results; risks of competition from companies including, but not limited to, those currently operating in other photography markets; risks associated with the domestic professional portrait photography industry; and other risks and uncertainties affecting Portrait Corporation of America, Inc. and its subsidiaries referred to in the reports it files with the Securities and Exchange Commission from time to time (including, without limitation, those matters discussed under “Risk Factors” in the Company’s most recently filed reports on Form

10-K, as updated by subsequently filed reports on Form 10-Q or 8-K). All future written and verbal forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by such cautionary statements. The Company undertakes no obligation, and specifically declines any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The Company also is not responsible for any change made to the terms of this press release by internet or wire services.